Exhibit 10.1

Novavax, Inc.

2013 EMPLOYEE STOCK PURCHASE PLAN

Amended and restated March 20, 2020

Section	1. Purpose of Plan

The Novavax, Inc. 2013 Employee Stock Purchase Plan, as amended and restated March 20, 2020 (the “Plan”), is intended to enable eligible employees of Novavax, Inc. (the “Company”) and such of its Subsidiaries (including any corporation that becomes a Subsidiary of the Company after the adoption and approval of the Plan) as the Board of Directors of the Company (the “Board”) may from time to time designate (the Company and such Subsidiaries being hereinafter referred to as the “Company”) to purchase shares of common stock, $0.01 par value, of the Company (such common stock being hereafter referred to as “Stock”), and thereby enhance the sense of participation in the affairs of the Company. For purposes of the Plan, a “Subsidiary” is any corporation that would be treated as a subsidiary of the Company under Section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan is intended to qualify under Code Section 423 and to be exempt from the application and requirements of Code Section 409A, and is to be construed accordingly.

Section	2. Administration of Plan

The Plan shall be administered by the Compensation Committee of the Board (the “Committee”), which shall have the authority to determine eligibility under the Plan, to interpret the Plan, to prescribe forms, rules and procedures under the Plan, to adopt, amend, rescind, administer, and interpret such forms, rules and procedures and otherwise to do all things necessary or advisable to carry out the terms of the Plan. To the extent permitted by applicable law, the Committee in its discretion may delegate any or all of its powers under the Plan to one or more officers or employees of the Company. All references in the Plan to the “Administrator” shall mean the Committee and the person or persons so delegated to the extent of such delegation, as applicable. All determinations and decisions by the Administrator regarding the interpretation or application of the Plan shall be final and binding on all parties.

Section	3. Options to Purchase Stock

Subject to adjustment as provided in Section 15, the maximum aggregate number of shares of Stock available for purchase pursuant to the exercise of options (“Options”) granted under the Plan to employees of the Company or its designated Subsidiaries (“Employees”) who meet the eligibility requirements set forth in Section 4 (“Eligible Employees”) shall be the lesser of (a) 550,000 shares increased on each anniversary of the adoption of the Plan by 5%, and (b) 600,000.

The Stock to be delivered upon exercise of Options under the Plan may be either shares of authorized but unissued Stock or shares of reacquired Stock, as the Board may determine. If any Option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, the unpurchased Stock subject to such Option shall again be available for purchase pursuant to the exercise of Options under the Plan.

Section	4. Eligibility

Subject to the limitations set forth in Section 5, each Employee whose customary employment is at least 20 hours per week, whose customary employment is for more than five months during the calendar year and who has been employed by the Company for not less than five business days as of the first day of an Option Period (as defined in Section 5) shall be eligible to participate in the Plan for such Option Period. The Administrator may, for Option Periods that have not yet commenced, establish additional eligibility requirements not inconsistent with Code Section 423.

Section	5. Option Periods

Unless otherwise determined by the Board (and except as otherwise provided in Section 8), the “Option Periods” shall be consecutive and overlapping 24-month periods that shall commence every six months on August 1 and February 1 and end 24 months later on July 31 or January 31, with each Option Period having four six-month “Purchase Periods” that shall commence on August 1 or February 1 and end on January 31 or July 31 each year during the Option Period. Each January 31 and July 31 during an Option Period shall be a “Purchase Date”. The Administrator may change the frequency and duration of the Option Periods, Purchase Periods and Purchase Dates with respect to Option Periods that have not yet commenced, except as provided in Section 15, in accordance with Code Section 423.

Section	6. Participation and Option Grant

Each person who is an Eligible Employee on the first day of any Option Period may elect to participate in the Plan for such Option Period in accordance with this Section 6, Section 7 and any other procedures established by the Administrator. Except as otherwise provided in Section 8, to become a Participant and enroll in an Option Period, an Eligible Employee must complete an enrollment and payroll deduction authorization form in a form prescribed by the Administrator and submit it to the Company no later than five business days before the first day of each Option Period, or such later time as determined by the Administrator, and shall thereby become a participant (“Participant”) on the first day of such Option Period. A Participant may participate in only one Option Period at any time.

Each person who is a Participant on the first day of an Option Period shall automatically be granted on that day an Option for such Option Period entitling the Participant to purchase shares of Stock on each Purchase Date within the Option Period on which the Participant is an Eligible Employee. No more than 25,000 shares may be purchased by a Participant on any Purchase Date, and no more than 15% of a Participant’s Compensation at any time may be used to purchase shares of Stock under an Option. A Participant’s “Compensation” for any period shall be the sum of the following forms of compensation paid to or earned by a Participant: base wages, salary, overtime, payments for paid time off and holidays, bereavement pay, jury/witness duty pay, pay during a period of suspension, compensation deferred pursuant to Code Sections 401(k) or 125, distributions under any nonqualified deferred compensation plan and any other compensation or remuneration that the Committee or the Board approves as “compensation” in accordance with Code Section 423. Notwithstanding the foregoing:

(a)               No Participant shall be granted an Option under the Plan who, immediately after the Option is granted, would own (or pursuant to Code Section 424(d) would be deemed to own) stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of its Subsidiaries; and

(b)               No Participant shall be granted an Option under the Plan that would permit the Participant to accrue rights to purchase shares of stock under all employee stock purchase plans of the Company and its Subsidiaries at a rate that exceeds $25,000 (or such other maximum as may be prescribed from time to time by the Code) for any calendar year, determined using the closing stock price on the grant date, all as determined in accordance with Code Section 423(b)(8).

The Administrator shall reduce, on a substantially proportionate basis, the number of shares of Stock that may be purchased by each Participant for an Option Period or for one or more Purchase Periods in the event that the number of shares then available under the Plan is insufficient.

Section	7. Method of Payment

Payment for Stock purchased upon the exercise of an Option shall be made with funds withheld through regular payroll deductions. Each payroll deduction authorization shall request withholding for each payroll period at a whole percentage of the Participant’s Compensation not exceeding 15% of Participant’s Compensation for the payroll period. Withholding shall be accomplished by means of deductions made on payroll dates occurring in the Option Period. A Participant may decrease his or her payroll deduction rate two times during a Purchase Period within an Option Period; provided, however, that the second decrease during any such Purchase Period will reduce the payroll deduction rate to 0%. The payroll deduction rate as decreased by a Participant during a Purchase Period will automatically be applied to the next Purchase Period within the applicable Option Period unless the Participant elects to increase the payroll deduction rate for such next Purchase Period by notifying the Administrator not less than five business days prior to the first day of such Purchase Period. The Administrator may, in its discretion, further limit the number of payroll deduction changes during any Option Period. A change in the payroll deduction rate shall be effective with the first full payroll period following 10 business days after the Company’s receipt of the new payroll deduction authorization unless the Company elects to process a given change in payroll deductions more quickly.

All amounts withheld pursuant to this Section 7 (whether by payroll deductions or otherwise) shall be credited to a withholding account maintained in the Participant’s name on the books of the Company (each, an “Account”). Amounts credited to the Account shall not be required to be set aside in trust or otherwise segregated from the Company’s general assets.

Section	8. Purchase Price

The purchase price of Stock issued pursuant to the exercise of an Option on each Purchase Date shall be the lower of 85% of the fair market value of the Stock on the date on which the Option was granted pursuant to Section 5 (i.e., the first day of an Option Period) and 85% of the fair market value of the Stock on the last day of the Purchase Period (i.e., the Purchase Date). For purposes of this Section 8, the fair market value of the Stock for any day shall be the reported closing price of the Stock for such day on the national exchange or trading system on which such shares of Stock are traded; provided, that if such day is not a trading day, the fair market value of the Stock on such national exchange or trading system shall be the reported closing price of the Stock for the immediately preceding day that is a trading day.

If the fair market value of the Stock on any Purchase Date during an Option Period is less than the fair market value of the Stock on the first day of the Option Period, the balance in a Participant’s Account shall be applied to purchase Stock on that Purchase Date in accordance with Section 9 and that Option Period shall then terminate. A Participant in the terminated Option Period shall automatically be enrolled in the next Option Period with the Participant’s payroll deductions determined by reference to the last payroll deduction authorization properly submitted to the Company in accordance with the Plan.

Section	9. Exercise of Options

Subject to the limitations set forth below in this Section 9, each Employee who is a Participant in the Plan on the last day of a Purchase Period shall be deemed to have exercised on such date the Option granted to him or her for the Option Period that includes that Purchase Period. Upon such exercise, the Company shall apply the balance of the Participant’s Account to the purchase of the maximum number of whole shares of Stock that can be purchased under the Option with the Account balance at the purchase price determined under Section 8, and as soon as practicable thereafter shall evidence the transfer of shares or shall deliver the shares to the Participant and shall return to the Participant’s Account the balance, if any, of his or her Account in excess of the total purchase price of the shares so issued within a reasonable time thereafter. No fractional shares shall be purchased; any payroll deductions accumulated in a Participant’s Account that are not sufficient to purchase a full share shall be retained in the Participant’s Account for the subsequent Purchase Period, subject to earlier withdrawal by the Participant as provided in Section 12 hereof.

Any amounts contributed by a Participant or withheld from a Participant’s Compensation that are not to be used for the purchase of Stock, whether because of such Participant’s withdrawal from participation in an Option Period or for any other reason, shall be repaid to the Participant or his or her designated beneficiary or legal representative, as applicable, within a reasonable time thereafter.

Notwithstanding anything herein to the contrary, no Option may be exercised after twenty-seven (27) months from its grant date.

Section	10. Interest

No interest shall be payable on any amount held in the Account of any Participant.

Section	11. Taxes

Payroll deductions shall be made on an after-tax basis. The Company shall have the right, as a condition of exercise, to make such provision as it deems necessary to satisfy its obligations to withhold federal, state and local income or other taxes incurred by reason of the purchase or disposition of Stock under the Plan. The Company in its discretion may, to the extent permitted by law, satisfy its withholding obligations by deduction from any payment of any kind due to the Participant or by withholding shares of Stock purchased under the Plan, which shares shall be valued at fair market value (defined as the closing stock price on the date of withholding).

Section	12. Cancellation and Withdrawal

Subject to Section 7, a Participant who holds an Option under the Plan may cancel all of his or her Option and thereby terminate his or her participation in the Plan by written notice delivered to the Administrator. To be effective with respect to the Purchase Period then in progress, written notification of such termination must be submitted to the Administrator no later than 15 days before the last day of the Purchase Period. Upon such cancellation, the balance in the Participant’s Account shall be returned to the Participant as soon as administratively practicable.

Section	13. Termination of Employment; Death of Participant

Upon the termination of a Participant’s employment with the Company for any reason or the death of a Participant during an Option Period, or in the event the Participant ceases to qualify as an Eligible Employee, the Participant shall cease to be a Participant, any Option held by the Participant under the Plan shall be deemed canceled, the balance of his or her Account shall be returned to the Participant (or to the Participant’s estate or designated beneficiary in the event of the Participant’s death) as soon as reasonably practicable, and the Participant shall have no further rights under the Plan.

Section	14. Equal Rights; Participant’s Rights Not Transferable

All Participants granted Options under the Plan shall have the same rights and privileges. Any Option granted under the Plan shall be exercisable during the Participant’s lifetime only by the Participant and may not be sold, pledged, assigned, or transferred in any manner. In the event a Participant violates or attempts to violate the terms of this Section, any Options held by the Participant shall be deemed terminated and, upon return to the Participant of the balance of his or her Account, all of the Participant’s rights under the Plan shall terminate.

Section	15. Change in Capitalization, Merger

The Board or the Committee may make adjustments in accordance with and as described in this Section 15 in the event of (i) a transaction with the holders of Stock of the Company not involving the receipt by the Company of consideration, including a stock split, spin-off, stock dividend, and certain recapitalizations (such transactions, “Equity Restructurings”), or (ii) the payment of a dividend or other distribution, reorganization, merger, or other changes in corporate structure (such transactions, “Corporate Transactions”). In the event of an Equity Restructuring or, to the extent the Board or the Committee determines that adjustments would be appropriate to prevent dilution or enlargement of benefits under the Plan, a Corporate Transaction, the Board or the Committee shall equitably adjust (a) the class of Stock issuable and the maximum number of shares of Stock available under the Plan, (b) the class and number of shares of Stock and the purchase price per share of Stock with respect to any outstanding Option, and (c) the class and maximum number of shares of Stock that may be issued to a participant during any Purchase Period, provided, that no such adjustment may be made unless the Board or the Committee, as applicable, is satisfied that it will not constitute a modification of the rights granted under the Plan or otherwise disqualify the Plan as an employee stock purchase plan under the provisions of Section 423 of the Code.

In the event of (i) a merger or similar transaction in which the Company is not the surviving corporation or that results in the Company’s shareholders ceasing to own shares of Stock, (ii) a sale of all or substantially all of the assets of the Company, (iii) an acquisition resulting in ownership of more than 50% of the Stock by any one person (or more than one person acting as a group) that did not own more than 50% of the Stock immediately prior to the acquisition, or (iv) the replacement during any 12-month period of a majority of the directors of the Board by new directors whose appointment was not endorsed by a majority of the directors of the Board prior to the date of the appointment or election, each Option Period then in progress will continue unless otherwise provided by Board or the Committee, which may in its discretion (a) if the Company is merged with or acquired by another corporation, provide that each outstanding Option will be assumed or exchanged for a substitute Option granted by the acquiror or successor corporation, (b) cancel each outstanding Option and return the balances in Participant Accounts to the Participants, or (c) terminate any and all Purchase Periods on or before the date of the proposed transaction. In the event of our proposed dissolution or liquidation, each Option Period then in progress will be cancelled immediately prior to the consummation of such dissolution or liquidation and the balances in Participant’s Accounts will be returned to Participants unless Board or the Committee provides otherwise in its sole discretion.

Section	16. Amendment and Termination of Plan

The Board reserves the right at any time or times and for any reason to amend the Plan to any extent and in any manner it may deem advisable, by vote of the Board; except that (a) no amendment may affect an Option Period in progress at the time of the amendment or may adversely affect the rights of any Participant without such Participant’s consent unless (i) such amendment is required to satisfy the requirements of Code Section 423, (ii) such amendment is made in connection with a transaction described in Section 15, or (iii) the Board in its discretion determines that the continuation of the Plan on its current terms or any Option Period would result in financial accounting treatment for the Plan that is different from the financial accounting treatment in effect on the date the Plan was initially adopted by the Board, and (b) any amendment that would be treated as the adoption of a new plan for purposes of Code Section 423 and the regulations thereunder shall not take effect unless approved by the shareholders of the Company within twelve months before or after its adoption.

The Plan may be suspended or terminated at any time by the Board. In connection therewith, the Board may provide that outstanding Options shall be exercisable either at the end of the applicable Purchase Period or at such earlier date as the Board may specify (in which case such earlier date shall be treated as the last day of the applicable Purchase Period).

Section	17. Approvals

The Plan was approved by the shareholders of the Company on June 28, 2019, which date was within twelve months after the date the Plan was adopted by the Board.

Notwithstanding anything herein to the contrary, the Company’s obligation to issue and deliver shares of Stock under the Plan shall be subject to any required approval of any governmental authority in connection with the authorization, issuance, sale or transfer of said shares, to any requirements of any national securities exchange applicable thereto, and to compliance by the Company with other applicable legal requirements in effect from time to time.

Section	18. Information Regarding Disqualifying Dispositions

By electing to participate in the Plan, each Participant agrees to provide such information about any transfer of Stock acquired under the Plan as may be requested by the Company or any Subsidiary in order to assist it in complying with applicable tax laws.

Section	19. Participants’ Rights as Shareholders and Employees

A Participant shall have no rights or privileges as a shareholder of the Company and shall not receive any dividends in respect of any Stock covered by an Option granted hereunder until the Option has been exercised, full payment has been made for the Stock, and the Stock has been issued to the Participant.

Nothing contained in the provisions of the Plan shall be construed as giving to any Employee the right to be retained in the employ of the Company or as interfering with the right of the Company to discharge, promote, demote or otherwise re-assign any Employee from one position to another within the Company at any time.

Section	20. Governing Law

The Plan shall be governed by and interpreted in accordance with the laws of the State of Delaware, except as may be necessary to comply with applicable requirements of federal law.

Section	21. Effective Date and Term

The Board originally adopted this Plan on April 11, 2013, subject to approval of the Plan by the Company’s shareholders at the Company’s annual meeting in 2013. Following such approval, this Plan became effective on August 1, 2013. The Board subsequently amended this Plan on each of June 9, 2016, June 14, 2018 and May 10, 2019. The Board adopted this Plan, as amended and restated, on March 20, 2020. The Plan shall terminate and no rights shall be granted hereunder after August 1, 2023.

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